Exhibit 99.1
CVG ANNOUNCES TERMINATION OF RIGHTS AGREEMENT
APRIL, 16, 2021

NEW ALBANY, Ohio, April 16, 2021 /PRNewswire/ -- CVG (NASDAQ: CVGI) announced today that its Board of Directors unanimously approved the termination of the Company's rights agreement, commonly referred to as a "poison pill", which was originally scheduled to expire on June 24, 2021. The rights agreement was amended to accelerate the expiration date to April 15, 2021, effectively terminating the rights agreement as of that date.
"CVG is committed to enhancing its governance policies for the benefit of stockholders," said Harold Bevis, President and Chief Executive Officer of CVG. "The termination of the rights agreement advances that objective."
Stockholders are not required, nor do they need to take any action because of the termination of this rights agreement.
About CVG
CVG is a global provider of components and assemblies into two primary end markets – the global vehicle market and the U.S. technology integrator markets. The company provides components and assemblies to global vehicle companies to build original equipment and provides aftermarket products for fleet owners. The company also provides mechanical assemblies to warehouse automation integrators and to U.S. military technology integrators.